Contacts:    For Media:                For Financials:
John Oxford                Kevin Chapman
Senior Vice President            Executive Vice President
Director of Marketing &        Chief Operating &
Public Relations            Chief Financial Officer
(662) 680-1219            (662) 680-1450
joxford@renasant.com        kchapman@renasant.com

Renasant Corporation Completes Merger with
Brand Group Holdings, Inc.

TUPELO, MISSISSIPPI (September 4, 2018) – Renasant Corporation (NASDAQ: RNST) (“Renasant” or “the Company”) today announced that it has completed its merger with Brand Group Holdings, Inc., the parent company of BrandBank (“Brand”), effective September 1, 2018. The combined company now has approximately $12.7 billion in total assets with more than 190 banking, mortgage, wealth management, and insurance offices throughout Mississippi, Tennessee, Alabama, Georgia and Florida.

“We’re excited to have completed our merger with BrandBank. With the addition of Brand, Renasant now has top 10 deposit market share in the highly attractive Atlanta MSA,” said Renasant President and Chief Executive Officer, C. Mitchell Waycaster. “This merger expands our earnings growth and profitability, and increases our asset size well beyond the $10 billion threshold. We also believe this merger will greatly benefit both Brand’s and our existing clients with expanded locations, services and products. We look forward to a bright future with Brand now being part of the Renasant family.”

Founded in 1905, Brand has 13 locations throughout the greater Atlanta market. As of June 30, 2018, Brand had approximately $2.2 billion in total assets, approximately $1.7 billion in total loans (excluding mortgage loans held for sale) and approximately $1.8 billion in total deposits.

Although the merger has been completed, full conversion and integration of Brand’s operations into Renasant’s is not expected to be complete until October 29, 2018. At this time and until the conversion is completed, Brand clients should continue to conduct their banking business as usual, including using existing branches, debit cards, checks and ATMs, and making loan payments. The Company has set up an FAQ for Brand clients to obtain useful information about the transition found on both www.renasantbank.com and www.thebrandbank.com.

ABOUT RENASANT CORPORATION:
Renasant Corporation is the holding company for Renasant Bank, a 114-year-old financial services institution. Renasant has assets of approximately $12.7 billion and operates more than 190 banking, mortgage, wealth management and insurance offices in Mississippi, Tennessee, Alabama, Georgia and Florida.

NOTE TO INVESTORS:

This news release may contain, or incorporate by reference, statements which may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward looking statements usually include words such as “expects,” “projects,” “anticipates,” “believes,” “intends,” “estimates,” “strategy,” “plan,” “potential,” “possible” and other similar expressions.

Prospective investors are cautioned that any such forward-looking statements are not guarantees for future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include significant fluctuations in interest rates, inflation, economic recession, significant changes in the federal and state legal and regulatory environment, significant underperformance in our portfolio of outstanding loans, and competition in our markets. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

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